Exhibit 99.1

AeroGrow Reports Results for the Fourth Quarter and Full Year Ended March 31, 2014

Fourth Quarter Revenue Up 44%; Full Year Revenue Increases 28%; Full Year Retail Channel Sales Up 307%

BOULDER, CO--(Marketwired – June 30, 2014) -  AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the Miracle-Gro AeroGarden® line of high-output, soil-free indoor gardens, seed pod kits and hydroponic nutrients, announced results for the fourth quarter and fiscal year ended March 31, 2014.

“In fiscal 2014, we began to achieve significant increases in sales, largely through second-half growth in our direct-to-consumer channel and encouraging results with several retail partnerships,” said President and CEO, J. Michael Wolfe.  “Net Sales for the second half of the year were $7.5 million, a 58.4% increase over the prior year period and adjusted EBITDA profitability for the period was $0.6 million, an impressive improvement compared to a loss of $0.2 million in the prior year period.

“In the first half of the year, our net sales were actually down 30% year over year due to inventory shortages as we co-branded the product line as the “Miracle-Gro AeroGarden.” Everything changed in the second half of the year as the co-branded products became available beginning in October, and we ended the year with 28% overall growth in sales.

“Several factors accounted for the significant improvement in performance including the well-received new LED AeroGardens, the co-branding of the Miracle-Gro AeroGarden line, cost reductions throughout our supply chain, a return to growth in our direct-to-consumer channel, and substantial growth in our retail sales volumes.

“Looking forward, I’m even more excited about fiscal 2015.  I’m pleased to report that our efforts to further build the retail channel have been very well received.  We anticipate increasing our presence or engaging in tests with many of the world’s largest retailers this fall, including Amazon, BJ’s, Costco, Meijer, Sam’s Club, True Value, Walmart and others.  This retail expansion, combined with new product introductions and our position as market leaders in the rapidly growing indoor gardening industry, has set the stage for an exciting fiscal 2015 and beyond.”

FOURTH QUARTER FINANCIAL RESULTS

For the three months ended March 31, 2014, the Company recorded total revenue of $2.6 million, an increase of 44.0% from $1.8 million in the same period in the prior year. The increase was primarily due to the significant improvement in retail channel net revenue in the quarter to $0.86 million, an increase of 306.3% year over year. Direct-to-consumer net revenue at www.AeroGrow.com also increased 12.1% to $1.7 million, vs. $1.5 million in the prior year period.

Gross margin for the fourth quarter was 38.0% compared to 39.1% in Fiscal 2013, reflecting the shift to lower margin retail sales.

During the fourth quarter, operating expenses were $1.2 million, an increase of 26.3% from $1.0 million during the same period last year primarily due to increased media and related expenses to support our sales increases, primarily in the retail channel..

EBITDA in the fourth quarter resulted in a small loss of $0.1 million compared to a loss of $0.2 million in the fourth quarter of Fiscal 2013.

Loss from operations in the fourth quarter was $0.2 million, an improvement from a loss of $0.3 million in the fourth quarter of Fiscal 2013.

A non-cash revaluation of the warrant held by the Scotts Miracle-Gro Company was the main contributor in the net loss for the fourth quarter of $2.2 million which included $1.9 million of non-cash charges reflecting the change in fair value of the Scotts Miracle-Gro warrant valuation compared to a net loss of $0.4 million in the same period last year.

FULL YEAR FINANCIAL RESULTS

For the fiscal year ended March 31, 2014 ("Fiscal 2014"), net revenue totaled $9.4 million, an increase of 27.6% from the Fiscal year ended March 31, 2013 ("Fiscal 2013"). Direct-to-consumer revenue at www.AeroGrow.com declined by 12.1% to $5.5 million, principally reflecting lower revenues in the first and second Fiscal quarters due to limited inventory as we re-tooled the product line to co-brand with the “Miracle-Gro” brand name. Retail revenues increased 307.0% to $3.6 million during Fiscal 2014. The revenue growth reflected increased sales at key retailers like www.Amazon.com and www.Costco.com.

Gross margin for Fiscal 2014 was 40.3%, down from 45.4% in the prior year. The decline in gross margin is due to the revenue mix shifting from a higher margin, direct-to-consumer channel to a lower margin retail distribution channel. Gross margin is also negatively affected by brand and intellectual property royalty fees associated with the strategic alliance with Scotts Miracle-Gro that has helped us expand to new retail outlets and reach higher sales volumes.

During Fiscal 2014, direct-to-consumer revenue per dollar of advertising expense totaled $7.05, an 18.1% increase from $5.97 in Fiscal 2013. The increase represents the shift in advertising expenses from a direct-to-consumer focus to a renewed focus in the retail space as well as the effects of the ‘Miracle-Gro” co-branding, use of more efficient advertising medium, and the release of the ULTRA LED product.

Revenues to international distributors in Fiscal 2014 totaled $0.2 million, up $0.1 million from Fiscal 2013. As of March 31, 2014 AeroGrow products were being sold in five countries outside of the United States and Canada.

Operating expenses for Fiscal 2014 totaled $4.6 million, an increase of 4.7% from $4.4 million in Fiscal 2013. Sales and marketing costs increased by 25.6% to $2.9 million, made up of a an increase in our media expenditures and an increase in personnel related expenses to support growth in the retail sales channel.  Additionally, as part of the re-introduction into the retail channel, the Company incurred increased public relations, travel and other related expenses.

General and administrative expense totaled $1.6 million during Fiscal 2014, down 10.1% from $1.8 million in Fiscal 2013.  The lower general and administrative expenses decreased principally because the Company did not replace the Chief Financial Officer who resigned in April 2013 and because of spending reductions in all areas, including legal, administration, facility and office-related expenses. Research and development costs also decreased 68.0% year-over-year or $0.2 million in Fiscal 2014, largely reflecting development of the AeroGarden ULTRA in Fiscal 2013 and our ability to leverage this platform.

EBITDA for Fiscal 2014 increased 75.1% totaling a loss of $0.2 million from a loss of $0.8 million in Fiscal 2013.

Loss from operations totaled $0.9 million in Fiscal 2014, a decrease from a loss of $1.1 million in Fiscal 2013. The decreased loss reflected higher sales volumes with retailers partially offset by lower gross margins associated with retail sales channels.

Net other expense for Fiscal 2014 totaled $1.5 million, as compared to net other expense of $7.1 million in the prior year. The net other expense in the current year period included $1.9 million of non-cash charges reflecting the change in fair value of the Scotts Miracle-Gro warrant valuation and $0.5 million of income attributable to the repayment and settlement of the Main Power note.

Net loss for Fiscal 2014 totaled $2.4 million comprised mostly of the $1.9 million of change in fair value of the Scotts Miracle-Gro warrant valuation, down $5.9 million from the prior year. The decreased net loss is principally because of the gain on the settlement on the Main Power Note, and non-cash charges resulting from conversion of all the outstanding convertible debt into common stock during the prior period.

Strategic Partnership

On April 23, 2013 the Company announced that Scotts Miracle-Gro made a $4.0 million equity investment in the Company and acquired $0.5 million of the Company’s intellectual property, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted “Miracle-Gro” brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

AEROGROW INTERNATIONAL, INC.
STATEMENTS OF OPERATIONS

	Years ended March 31,
	2014	2013
(in thousands, except per share data)
Net revenue	$9,355	$7,330
Cost of revenue	5,582	4,000
Gross profit	3,773	3,330

Operating expenses
Research and development	95	296
Sales and marketing	2,920	2,325
General and administrative	1,634	1,818
Total operating expenses	4,649	4,439

Loss from operations	(876)	(1,109)

Other (income) expense, net
Fair value changes in derivative warrant liability	1,966	-
Interest expense	74	570
Interest expense – related party	8	30
Debt conversion cost	-	6,648
Other (income) expense, net	(518)	(98)
Total other (income) expense, net	1,530	7,150

Net loss	$(2,406)	$(8,259)
Less: Deemed dividend on convertible preferred stock	(268)	-
Less: Preferred stock dividend	(1,456)	-
Net loss attributable to common shareholders	$(4,130)	$(8,259)

Net loss per common share, basic and diluted	$(0.76)	$(1.55)

Weighted average number of common shares outstanding, basic and diluted	5,408	5,344

AEROGROW INTERNATIONAL, INC.
BALANCE SHEETS

	March 31,	March 31,
(in thousands, except share and per share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$1,707	$525
Restricted cash	15	42
Accounts receivable, net of allowance for doubtful accounts of $5 and $1 at March 31, 2014 and 2013, respectively	573	173
Other receivables	187	169
Inventory, net	1,311	1,229
Prepaid expenses and other	306	205
Total current assets	4,099	2,343
Property and equipment, net of accumulated depreciation of $3,024 and $2,869 at March 31, 2014 and 2013, respectively	298	266
Other long-term assets
Intangible assets, net of accumulated amortization of $0 and $135 at March 31, 2014 and 2013, respectively	2	195
Deposits	145	145
Deferred debt issuance costs, net of accumulated amortization of $278 and $255 at March 31, 2014 and 2013, respectively	-	23
Total other long-term assets	147	363
Total assets	$4,544	$2,972
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$553	$379
Accrued expenses	306	292
Customer deposits	-	157
Deferred rent	3	6
Notes payable	-	518
Notes payable – related party	-	122
Current portion – long-term debt	-	900
Derivative warrant liability	2,530	-
Debt associated with sale of IP	258	-
Total current liabilities	3,650	2,374
Long-term debt	-	1,169
Total liabilities	3,650	3,543
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 and 0 issued and outstanding at March 31, 2014 and 2013, respectively	3	-
Common stock, $.001 par value, 750,000,000 shares authorized, 6,129,326 and 5,904,877 shares issued and outstanding at March 31, 2014 and 2013, respectively	6	6
Additional paid-in capital	79,563	75,427
Stock dividend to be distributed	1,456	-
Accumulated (deficit)	(80,134)	(76,004)
Total stockholders' equity (deficit)	894	(571)
Total liabilities and stockholders' equity (deficit)	$4,544	$2,972

 AEROGROW INTERNATIONAL, INC.
EBITDA CALCULATION

	Fiscal Years Ended March 31,
(in thousands)	2014	2013
Loss from Operations	$(876)	$(1,109)

Add Back Non-Cash Items:
Depreciation	156	160
Amortization	-	14
Stock based compensation	257	177
Common stock warrant expense	36	-
Scott’s Miracle-Gro IP royalty and branding license	238	-
Total Non-Cash Items	687	351

Adjusted EBITDA	$(189)	$(758)

Adjusted EBITDA is a non-GAAP measure. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net earnings. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net earnings. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Conference Call

The conference call is scheduled for 5:00 p.m. EDT on June 30, 2014. To participate in the call, please dial:

U.S. (Toll Free): 1 (877) 300-8521
Toll/International: 1 (412) 317-6026

A telephonic replay of the call will be available within 2 hours of completion and will be available for the next 24 hours. You will be able to access the audio file for 90 days following the completion of the call through the AeroGrow website at www.aerogrow.com/investors until September 28, 2014. To access the replay by phone, please dial:

U.S. and Canada: 1 (877) 870-5176
Toll/International: 1 (858) 384-5517
Conference Number: 10048185

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market. With a commitment to "Grow Anything...Anytime...Guaranteed," AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit www.aerogrow.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Investor Relations:
Genesis Select Corp.
Budd Zuckerman
bzuckerman@genesisselect.com
303-415-0200